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                                                                   Exhibit 99(d)
SUMMARY OF OPERATIONS/FISCAL YEARS ENDED MARCH 31

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
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For the Year                                       1994           1993           1992             1991            1990
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
Combined Sales
   (Pioneer-Standard Electronics, Inc. and
   Pioneer Technologies Group, Inc.)             $ 1,002,758     $  714,021     $  552,294       $  501,834      $  473,850
Pioneer-Standard Electronics, Inc.
   Net Sales                                         580,757        430,013        362,386          345,064         319,908
   Interest Expense                                    2,687          3,581          4,505            4,748           4,946
   Income from Continuing Operations before
     Income Taxes and Equity in Earnings of
     Pioneer Technologies Group, Inc.                 28,702         17,480          7,888           12,673           9,025
   Equity in Earnings of Pioneer Technologies
     Group, Inc.                                       3,001          2,505            654              703             490
   Income Taxes                                       12,027          7,072          3,215            5,084           3,771
   lncome from Continuing Operations                  19,676         12,913          5,327            8,292           5,744
   Net Income*                                        19,676         12,913          5,327            8,292           5,744
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Year-End Position
   Accounts Receivable                                81,155         62,347         50,004           51,378          51,256
   Inventory                                          85,754         67,101         60,983           56,981          56,786
   Working Capital                                    85,132         70,781         69,325           66,553          64,399
   Net Property and Equipment                         25,572         23,159         23,579           22,534          21,329
   Total Assets*                                     220,039        171,860        150,871          146,348         145,006

   Long-Term Debt*                                    22,272         21,328         44,717           44,306          49,374
   Shareholders' Equity*                             102,740         84,117         57,455           52,855          44,795
   Weighted Average Shares Outstanding            10,078,682      9,188,512      8,204,623        8,122,585       8,102,898
   Average Number of Employees                         1,003            940            937              917             906
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Per Share Data
   Income Per Share from Continuing Operations          1.95           1.41            .65             1.02             .71
   Net Income Per Share*                                1.95           1.41            .65             1.02             .71
   Cash Dividends Paid Per Share*                        .13            .11           .107              .10            .093
   Shareholders' Equity Per Share*                     10.36           8.59           7.00             6.45            5.53
   Price Range of Common Shares*
     High                                              28.25          20.00          11.83            10.33            7.00
     Low                                               12.00           7.00           6.67             4.83            4.75
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Measurement Data
   Gross Margin Percent of Sales                        19.8           21.7           21.4             22.5            22.7
   Income from Continuing Operations Percent
     of Sales                                            3.4            3.0            1.5              2.4             1.8
   Net Income Percent of Average Shareholders' Equity   21.1           18.2            9.7             17.0            13.6
   Sales Per Employee                                    579            457            387              376             353
   Accounts Receivable Days Outstanding at Year-End       43             45             47               50              48
   Turns on Annual Average Inventory                     6.1            5.3            4.8              4.7             4.2
   Interest Bearing Debt Percent of Equity Plus Debt*   21.0           22.3           46.4             45.9            54.6
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Notes:
*All data are for continuing operations unless marked with an asterisk.

1 Price range covers the period when the stock was first publicly traded, January 7, 1971 through March 31, 1972.
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